UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2007

Associated Estates Realty Corporation

(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC Parkway, Richmond Hts., Ohio	44143-1467
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (216) 261-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On April 24, 2007, Associated Estates Realty Corporation (the "Company") entered into a $100 Million Senior Unsecured Revolving Credit Facility (the "Revolver"). The Revolver replaces the Company's $14 million and $17 million secured lines of credit, which were terminated in connection with the closing of the Revolver. The Revolver initially bears interest at LIBOR plus a spread of 160 basis points. The interest rate spread over LIBOR is based upon a financial ratio and may range between 130 and 185 basis points for LIBOR based loans. There is a commitment fee on the unused portion of the Revolver of either 15 basis points or 25 basis points per annum, depending upon the unused portion of the loan. The Revolver has a term of three years and was secured through National City Bank, acting as Lead Arranger and Administrative Agent. The other participating banks are Wells Fargo, N.A., Raymond James Bank, FSB and The Huntington National Bank. The Revolver contains financial covenants that include without limitation a maximum debt limitation and ratios related to net worth, leverage, fixed charge coverage, unencumbered interest coverage, and dividend payments. The Revolver includes other customary representations, warranties and covenants.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

April 27, 2007	/s/ Lou Fatica
(Date)	Lou Fatica, Vice President,
Chief Financial Officer and Treasurer